EXHIBIT 99.4

RIVERSTONE NETWORKS APPOINTS R. CHRISTOPHER CHILLINGWORTH

VICE PRESIDENT OF FINANCE

SANTA CLARA, Calif., November 17, 2003—Riverstone Networks (RSTN.PK) today announced that R. Christopher Chillingworth has joined the company as Vice President of Finance and Controller.

Mr. Chillingworth brings to Riverstone more than 20 years of experience in senior financial leadership positions at both public and private companies. Prior to joining Riverstone, he was Chief Financial Officer of Cylink Corporation, Santa Clara, CA, which was a publicly held provider of VPN and computer network e-commerce security solutions.

“As important as our technology leadership and customer relationships are, Riverstone also needs the best financial talent in the industry,” President and Chief Executive Officer Oscar Rodriguez said. “The addition of Christopher will round out an already strong financial leadership team. We expect him to aid us in identifying new sources of revenue and help ensure that we maintain the trust of all Riverstone stakeholders.”

Riverstone’s executive leadership transition began with Mr. Rodriguez joining the company as President and Chief Executive Officer on August 20, 2003. This was followed by the additions of David Ginsburg as Vice President of Worldwide Marketing on October 20, 2003, and Roger A. Barnes as Executive Vice President and Chief Financial Officer on October 21, 2003.

“We believe the many changes underway now at Riverstone should give customers and investors confidence in our ability to implement a new go-to-market strategy while simultaneously confronting a unique set of challenges,” Mr. Chillingworth said. “The senior leadership team brings a new sense of clarity and purpose to the company’s mission. I look forward to working with the team to help guide Riverstone’s evolution in the coming months and years.”

Riverstone Networks

Riverstone Networks, Inc. (RSTN.PK) provides carrier class switches and routers for mission critical networks. From the metropolitan edge to the campus network, Riverstone’s advanced technology delivers the control and reliability carriers, government organizations, educational institutions and large corporations require. Worldwide, operators of mission critical networks trust Riverstone. For more information, please visit www.riverstonenet.com.

Except for the historical information contained herein, the matters set forth in this press release, including expectations regarding the company’s strategy, prospects and future results, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the results and effect of the ongoing accounting practices review, changes in scope and nature of, and the outcome of, the Securities and Exchange Commission’s investigation regarding the company’s accounting practices, the ability of the company to file its Form 10-K and Form 10-Qs, whether the company’s outstanding convertible notes would be subject to accelerated repayment under the terms of the indenture governing the notes and the impact of any such repayment on the company or its business, the impact of any restatement on the company’s financial results, and the risks detailed from time to time in the company’s SEC reports, including its quarterly report on Form 10-Q for the period ended November 30, 2002 and amended current report on Form 8-K/A dated August 26, 2003. The company disclaims any intent or obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.